                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]    Preliminary Proxy Statement             [_] Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[_]    Definitive Proxy Statement

[_]    Definitive Additional Materials

[_]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                                     PSS World Medical, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)    Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)    Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5)    Total fee paid:
--------------------------------------------------------------------------------

[_]    Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount Previously Paid:

--------------------------------------------------------------------------------
(2)    Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
(3)    Filing Party:
--------------------------------------------------------------------------------
(4)    Date Filed:
--------------------------------------------------------------------------------

                            [PSS WORLD MEDICAL LOGO]

                             PSS WORLD MEDICAL, INC.

                            4345 SOUTHPOINT BOULEVARD
                           JACKSONVILLE, FLORIDA 32216

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 23, 2001

                                ----------------

          The Annual Meeting of Shareholders (the "Annual Meeting") of PSS World Medical, Inc., a Florida corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, August 23, 2001, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

          1.   To elect three Class II directors for a three-year term;

          2. To consider and approve the Board of Directors' proposed amendment to Article I of the Articles of Incorporation to change the Company's name to "___________"; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Only shareholders of record at the close of business on July
2, 2001, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the Company's corporate headquarters at the address listed above.

          All shareholders are cordially invited to attend the Annual Meeting. Whether or not you expect to be present, please sign, date and return the enclosed Proxy Card in the enclosed pre-addressed envelope as soon as possible. No postage is required if mailed from within the United States. Shareholders who sign and return a Proxy Card may nevertheless attend the Annual Meeting, revoke their Proxy, and vote their shares in person.

                                By Order of the Board of Directors

                                /s/ David A. Smith
                                -------------------------------------

                                David A. Smith
                                President and Chief Financial Officer
Jacksonville, Florida
July 23, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Introduction                                                                 1

     Procedural Matters                                                      1

Election of Directors                                                        2

     Board of Directors                                                      2

     Election of Class II Directors                                          2

     Experience of Directors                                                 3

     Committees of the Board and Board Meetings                              5

     Director Compensation                                                   6

     Compensation Committee Interlocks and Insider Participation             6

Management                                                                   7

     Directors and Executive Officers                                        7

     Executive Officer Compensation                                          9

     Option Grants in Fiscal Year Ended March 30, 2001                      11

     Option Holdings as of March 30, 2001                                   12

     Employment Agreements                                                  12

Compensation Committee Report                                               15

Audit Committee Report                                                      19

Performance Graph                                                           21

Certain Relationships and Related Transactions                              21

Beneficial Ownership of Equity Securities                                   22

Amendment to Articles of Incorporation to Change Name of Company            23

Independent Certified Public Accountants                                    23

Shareholder Proposals                                                       23

Other Matters                                                               24

     Expenses of Solicitation                                               24

     Section 16(a) Beneficial Ownership Reporting Compliance                24

     Multiple Shareholders Sharing One Address                              24

     Miscellaneous                                                          24

Exhibit A -- Audit Committee Charter                                       A-1

                             PSS WORLD MEDICAL, INC.

                            4345 Southpoint Boulevard
                           Jacksonville, Florida 32216

                                 PROXY STATEMENT

                                  INTRODUCTION

          The enclosed Proxy is solicited by the Board of Directors of PSS World Medical, Inc., a Florida corporation ("PSS" or the "Company"), for use at its Annual Meeting of Shareholders scheduled to be held on Thursday, August 23, 2001, at 10:00 a.m., local time, or at any postponements or adjournments thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256. The date of the mailing of this Proxy Statement and accompanying Proxy is on or about July 23, 2001.

Procedural Matters
------------------

          Shareholders of record at the close of business on July 2, 2001, are entitled to notice of and to vote at the Annual Meeting. At the record date, 71,070,756 shares of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), were issued and outstanding and held by approximately 1,400 shareholders of record and approximately 14,000 beneficial holders. Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on July 2, 2001 will constitute a quorum. If the accompanying Proxy Card is properly signed and timely returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

          Unless contrary instructions are given, the persons designated as proxy holders on the accompanying Proxy Card will vote: (i) FOR the Board's nominees; (ii) FOR the Amendment to the Articles of Incorporation to change the Company's name; and (iii) if any other matters properly come before the Annual Meeting in accordance with their best judgment on such matters. Each such proxy granted may be revoked by the shareholder(s) at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters' rights of appraisal in connection with any matter being presented at the Annual Meeting.

          Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

          Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

          A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors, the amendment to the Articles of Incorporation, and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

Board of Directors
------------------

          The Board of Directors currently consists of eight directors who are elected in three classes, with two Class I members, three Class II members and three Class III members. Members of each class hold office for three-year terms; the terms of the classes are staggered so that the term of one class terminates each year. Each member of the Board of Directors holds office for the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office or death.

          Class I Directors. The terms of the Class I directors, T. O'Neal Douglas and Clark A. Johnson, expire at the Annual Meeting of Shareholders in 2003, or when their successors have been duly elected and qualified.

          Class II Directors. The terms of the Class II directors, Melvin L. Hecktman, Delores P. Kesler and David A. Smith, expire at the Annual Meeting of Shareholders in 2001, or when their successors have been duly elected and qualified.

          Class III Directors. The terms of the Class III directors, Hugh M. Brown, Charles R. Scott and Donna C.E. Williamson, expire at the Annual Meeting of Shareholders in 2002, or when their successors have been duly elected and qualified.

Election of Class II Directors
------------------------------

          Mr. Hecktman, Ms. Kesler and Mr. Smith have been nominated for election at the 2001 Annual Meeting by the Board of Directors to serve as Class II directors and have informed the Company that they will serve if elected.

          Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The accompanying proxy, unless otherwise specified, will be voted "FOR" the election of Mr. Hecktman, Ms. Kesler and Mr. Smith as directors. If any of Mr. Hecktman, Ms. Kesler, or Mr. Smith should become unavailable, which is not now anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors instead reduces the number of directors comprising the Board. Each such proxy granted may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF MELVIN L. HECKTMAN, DELORES P. KESLER AND DAVID A. SMITH AS DIRECTORS TO SERVE UNTIL THE 2004 ANNUAL MEETING OF SHAREHOLDERS.

Experience of Directors
-----------------------

                             Nominees for Directors

                                    Class II
                      (whose terms, if elected, will expire
                           at the 2004 Annual Meeting)

          Melvin L. Hecktman has served on the Board of Directors of the Company since March 1998. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., a distributor of medical supplies to the long-term care industry ("Gulf South"), which was acquired by the Company in March 1998. Since 1993, Mr. Hecktman has served as President of Hecktman Management, an investment management and consulting firm, and as a partner of Commonwealth Capital Partners, a merchant banking group. Mr. Hecktman was associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as its Vice Chairman from 1989 through August 1993.

          Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and Chief Executive Officer of Adium LLC, a capital investment company since 1997. Ms. Kesler is also a founder of AccuStaff, Incorporated, a strategic staffing, consulting and outsourcing venture, and served as its Chairman and Chief Executive Officer from 1978 until 1997. Ms. Kesler currently serves on the boards of Thermoview Industries, Inc., Clay County Bank in Orange Park, Florida, St. Luke's/Mayo Foundation and the Horatio Alger Association of Distinguished Americans, Inc.

          David A. Smith has served on the Board of Directors of the Company since July 1993, as President of the Company since October 2000, as Chief Financial Officer since April 1992, and as Secretary of the Company since November 1999. Mr. Smith also served as an Executive Vice President of the Company from April 1996 to October 2000 and a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager, General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith worked in public accounting from 1983 to 1987.

                         Directors Whose Terms of Office
                   Will Continue After the 2001 Annual Meeting

                                     Class I
                    (terms expire at the 2003 Annual Meeting)

          T. O'Neal Douglas has served on the Board of Directors since October 2000 and previously served on the Board of Directors from July 1993 to September 1999. Mr. Douglas served as Chairman of American Heritage Life Insurance Co. ("AHL Insurance"), and its holding company American Heritage Life Investment Corporation ("AHL Investment"), from 1994 to September 2001. He also served as Chief Executive Officer of AHL Insurance and AHL Investment from 1990 to September 2001, President of AHL Investment from 1990 to 1996 and President of AHL Insurance from 1986 to 1994. In addition, Mr. Douglas served as a director of Barnett Bank of Jacksonville, N.A from 1986 to 1997 and as a director of NationsBank, N.A. until 1998.

          Clark A. Johnson has served on the Board of Directors of the Company since September 1999 and has served as Chairman of the Board since October 2000. From August 1988 to June 1998, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc., a specialty retailer of imported decorative home furnishings, gifts and related items. Prior to these positions, Mr. Johnson served as President of Pier 1 Imports, Inc. from May 1985 to August 1988. Mr. Johnson currently serves on the boards of Niagra-Mohawk Power, Albertson's Inc., Intertan, Inc., Metromedia International Group and REFAC, Inc.

                                    Class III
                    (terms expire at the 2002 Annual Meeting)

          Hugh M. Brown has served on the Board of Directors of the Company since March 1998. He serves as the Chairman of the Audit Committee of the Board of Directors. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of BAMSI, Inc., an engineering and technical services company, since he founded the company in 1978. From 1990 to 1997, Mr. Brown served as a director for the Federal Reserve Bank of Atlanta and served as Chairman since January 1996. He has been a director of SunTrust Bank Florida since January 1998, and currently serves on its Examining Committee.

          Charles R. Scott has served on the Board of Directors of the Company since March 1998. Currently, Mr. Scott is the Chairman and Chief Executive Officer of Leadership Centers, USA d/b/a TEC Florida, which provides continuing education for executives of Florida-based companies. From February 1991 to December 1996, Mr. Scott was President and Chief Executive Officer of The Actava Group, Inc. (formerly Fuqua Industries, Inc.), an operating holding company. Mr. Scott also served as Chairman and Chief Executive Officer of Intermark, Inc., an operating holding company, from 1970 to 1991.

          Donna C.E. Williamson has served on the Board of Directors of the Company since March 1998. Ms. Williamson currently provides strategic and management consulting services to early-stage companies as an independent business consultant. From May 1999 to January 2001, Ms. Williamson was Senior Vice President and Managing Director for ABN AMRO Private Equity. From October 1996 to May 1999, Ms. Williamson was an independent consultant. From July 1993 to September 1996, Ms. Williamson served as Senior Vice President for Caremark International, Inc., a provider of healthcare services. From 1983 to 1992, she served as a Corporate Vice President at Baxter International, a medical products and services company. Ms. Williamson serves on the board of Haemonetics, Inc., and is a member of its Audit and Compensation Committees. She has also served on the boards of A.G. Edwards, Inc., from 1988 to 1997, and of Gulf South, from July 1997 to March 1998.

Committees of the Board and Board Meetings
------------------------------------------

          The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

          The Board's Executive Committee is authorized to act with the full authority and in place of the Board at such times as members of the Executive Committee deem necessary and appropriate. The members of the Executive Committee are Messrs. Johnson and Scott and Ms. Kesler, with Mr. Johnson acting as Chairman. The Executive Committee did not meet in fiscal year 2001.

          The Board's Audit Committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors, which is included in this proxy statement as Exhibit A. The members of the Audit Committee are Messrs. Brown, Douglas and Scott and Ms. Kesler, with Mr. Brown acting as Chairman. The Board of Directors has determined that all members of the Audit Committee meet the independence standards of the National Association of Securities Dealers. In fiscal year 2001, the Audit Committee held six meetings and did not act by unanimous consent.

          The Board's Compensation Committee reviews salary levels of management personnel and makes appropriate recommendations to the Board with respect thereto. In addition, it makes recommendations to the Board concerning certain employee benefit plan matters, including the granting of stock options. The members of the Compensation Committee are Messrs. Johnson and Scott and Ms. Williamson, with Mr. Scott serving as Chairman. The Compensation Committee held six meetings in fiscal year 2001, and did not act by unanimous consent.

          The Board's Nominating Committee recommends candidates for directorship. The members of the Nominating Committee are Messrs. Douglas and Hecktman, with Mr. Hecktman serving as Chairman. The Nominating Committee did not meet in fiscal year 2001.

          During fiscal year 2001, the Board of Directors held 21 meetings and did not act by unanimous consent. In the 2001 fiscal year, each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (that were held during the period for which he or she has been a director); and (ii) the total number of meetings of all committees of the Board on which he or she served (held during the periods for which he or she served).

Director Compensation
---------------------

          In fiscal year 2001, directors who were not employees of the Company received a quarterly retainer of $10,000 and $1,000 for each of the meetings of the Board of Directors which they attended. Members of the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee received additional fees of $750 for each committee meeting attended ($1,250 per quarter in the case of committee chairperson), although members of each committee receive no compensation for action taken by written consent without a meeting. Directors who are employees of the Company are not compensated for Board or committee meeting attendance. In addition to the regular fees discussed above, the Company's Chairman of the Board, Clark A. Johnson, received an annual retainer of $100,000 for his duties as Chairman.

          Pursuant to the Company's Amended and Restated Directors' Stock Plan, non- employee directors receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant and all options are fully vested at the date of grant. In addition, upon election to the Board of Directors by the shareholders, directors will receive a grant of 3,000 shares of restricted stock. Restrictions on the restricted stock will lapse upon the expiration of the director's term in office.

          Non-employee directors can elect to receive stock options in lieu of their annual director fees and/or their election-year grants of restricted stock under the Amended and Restated Directors' Plan.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

          No interlocking relationships exist between the Company's Board of Directors or its Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past. No member of the current Compensation Committee was an officer or employee of the Company at any time during fiscal year 2001. No executive officer or director of the Company serves on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                                   MANAGEMENT

Directors and Executive Officers
--------------------------------

          The directors and executive officers of the Company are as follows:

                  Name           Age    Position
                  ----           ---    --------
David A. Smith..................  41    President, Chief Financial Officer, Secretary and Director
John F. Sasen, Sr...............  59    Executive Vice President and Chief Marketing Officer
Douglas J. Harper...............  50    President, Physician Sales & Service Division
Gary A. Corless.................  36    President, Gulf South Medical Supply, Inc.
Joseph W. Pepper................  55    President, Diagnostic Imaging, Inc.
Jeffrey H. Anthony .............  40    Senior Vice President, Corporate Development
Kevin P. English................  32    Vice President, Finance, and Controller
Hugh M. Brown (2)...............  66    Director
T. O'Neal Douglas (2) (4).......  65    Director
Melvin L. Hecktman (4)..........  61    Director
Clark A. Johnson (1) (3)........  70    Chairman of the Board of Directors
Delores P. Kesler (1) (2).......  60    Director
Charles R. Scott (1) (2) (3)....  73    Director
Donna C.E. Williamson (3).......  49    Director

--------
(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Nominating Committee.

          For information pertaining to the experience and background of David
A. Smith, Hugh M. Brown, T. O'Neal Douglas, Melvin L. Hecktman, Clark A. Johnson, Delores P. Kesler, Donna C.E. Williamson and Charles R. Scott see "Election of Directors--Experience of Directors."

          John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. From July 1993 to April 1998, Mr. Sasen served as a Director of the Company, and from August 1995 to April 1998, as President and Chief Operating Officer of the Company. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President from August 1990 to August 1995. Prior to joining the Company in 1990, Mr. Sasen was Vice President--Sales, Marketing and Distributor Relations, of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Heska Corporation, and as Chairman of its Compensation Committee. Mr. Sasen is also a director of the HIDA Education Foundation and of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the healthcare industry and for which Mr. Sasen formerly served as Chairman.

          Douglas J. Harper has served as President of Physician Sales & Service, a division of the Company, since April 2000. Prior to this position, Mr. Harper served as Senior Vice President and Chief Sales & Marketing Officer of the Company from April 1997 to April 2000, Senior Vice President--Northern Region of the Company from April 1996 to April 1997 and served as Vice President--Northern Region from August 1995 to March 1996. He served as the Northeast Regional Manager for Taylor Medical, Inc. ("Taylor"), a medical supply distribution company, which was acquired by the Company in August 1995, from 1990 to August 1995. Mr. Harper founded Medco Systems/Quinoy Medical Supply, a medical supply distribution company, which was acquired by Taylor in 1990.

          Gary A. Corless has served as President of Gulf South since April 1999. From April 1998 to April 1999, Mr. Corless served as Senior Vice President--Eastern Region of Diagnostic Imaging. Prior to that position, he served as the Company's Vice President--Southern Region from April 1997 to April 1998. From 1996 to 1998, Mr. Corless served the Company as a regional vice president of sales and operations, and from 1990 to 1996 he held various leadership positions with the Company.

          Joseph W. Pepper began serving the Company as President of Diagnostic Imaging, Inc., on June 25, 2001. Mr. Pepper served as president and chief executive officer for OEC Medical Systems ("OEC"), a mobile, fluoroscopic imaging equipment manufacturer and seller, from 1997 until September 2000 following the sale of the company to GE Medical in 1999. Prior to joining OEC, Mr. Pepper spent 15 years with the BOC Group, Plc. ("BOC"), where he served as president of Ohmeda Medical Devices, the subsidiary of BOC responsible for international selling and distribution of medical devices, and president of Ohmeda Medical Systems, the subsidiary of BOC which focuses on domestic sales and service of anesthesia equipment.

          Jeffrey H. Anthony has served as Senior Vice President of Corporate Development since April 2000. Prior to that position, Mr. Anthony was Senior Vice President of Distribution from April 1999 to April 2000. From April 1998 to April 1999, Mr. Anthony served the Company as Senior Vice President of Eastern and Mid America Region. Mr. Anthony served as the Company's Chief Information Officer from April 1996 to April 1998, and as Pacific Regional Manager from April 1995 until April 1996.

          Kevin P. English has served as Vice President, Finance, and Controller of the Company since October 1999. Prior to these positions, Mr. English served as Chief Financial Officer of Diagnostic Imaging, Inc., from April 1998 to September 1999, and as Controller of Diagnostic Imaging, Inc., from May 1997 to March 1998. Before joining DI, he served as Operations Leader for the PSS Atlanta distribution center, from October 1996 to May 1997. Prior to joining the Company in October 1996, Mr. English was employed by Deloitte & Touche LLP as a Senior Audit Accountant.

          Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

Executive Officer Compensation
------------------------------

          The following table presents certain summary information concerning compensation paid or accrued by the Company, for services rendered in all capacities for the three fiscal years ended March 30, 2001, for each person who served as chief executive officer during the 2001 fiscal year and the four most highly compensated executive officers other than the chief executive officer.

                                             Summary Compensation Table
                                                                                       Long-Term
                                                      Annual Compensation              Compensation
                                            --------------------------------------  -----------------

                                                                                        Awards
                                                                                    ----------------
                                                                                      Securities        All Other
                                                            Salary        Bonus       Underlying      Compensation
Name and Principal Position                    Year        ($) (1)       ($) (2)      Options(#)(3)     ($) (4)
------------------------------------------  -----------  ------------  -----------  ----------------  --------------
Patrick C. Kelly (5).....................      2001       $ 330,000    $       --       38,916       $ 995,491 (10)
   Chairman of the Board and                   2000         635,000        120,000      97,830          21,773
   Chief Executive Officer                     1999         511,250        278,313     112,081          11,500

David A. Smith (6).......................      2001         386,583        235,000      67,292             800
   President, Chief Financial Officer          2000         350,000         70,000      47,864             697
   and Secretary                               1999         304,166        139,157      45,455             385

John F. Sasen, Sr........................      2001         290,250        182,225      32,597           1,446
   Executive Vice President                    2000         275,000         55,000      38,433           1,720
   and Chief Marketing Officer                 1999         254,167        115,964      42,666           1,260

Gary A. Corless..........................      2001         237,298        156,215      31,216             173
   President of Gulf South Medical             2000         198,000         20,556      18,461             130
   Supply, Inc.                                1999         155,833         16,219      16,143              85

Douglas J. Harper........................      2001         246,751        126,462      31,048             363
   President of Physician Sales &              2000         184,084         51,320      15,858             335
   Service Division                            1999         177,417         33,570      16,117             310

Kevin P. English.........................      2001         145,000        128,750      13,959              88
   Vice President, Finance, and                2000         125,000         43,200       8,706              89
   Controller                                  1999         100,415         32,000       7,309              97

Kirk A. Zambetti (7).....................      2001         208,000             --      33,196 (9)     480,471 (11)
   Chief Executive Officer of                  2000         230,000         46,000      21,617             134
   Diagnostic Imaging, Inc.                    1999         160,000         58,320      11,600              --

Frederick E. Dell (8)....................      2001         222,918             --      17,292         382,509 (12)
   Chief Operating Officer                     2000         353,125         70,625      44,937             585
   Chief Executive Officer of Physician        1999         277,082         96,250      39,897             385
   Sales & Service Division

--------

(1)  Total base salary earned during the fiscal years presented.
(2) For the 2001 fiscal year, amounts shown in this column include the following bonuses paid pursuant to the Company's Officer Retention Bonus Plan, approved by the Board of Directors in connection with the planned merger with Fisher Scientific International, Inc.: (i) for Mr. Smith, $225,000; (ii) for Mr. Sasen, $175,000; (iii) for Mr. Corless, $150,000;
     (iv) for Mr. Harper, $120,000; and (v) for Mr. English, $125,000. For the 1999 and 2000 fiscal years, amounts shown in this column represent performance-based bonuses paid in connection with annual incentive targets approved by the Board of Directors and its Compensation Committee. See "Compensation Committee Report." Any amounts deferred at the election of the executive are included in the reported amounts.
(3) Grants of stock options made during the fiscal years presented. These awards were made under the Company's 1999 Long Term Incentive Plan, Amended and Restated 1994 Long Term Incentive Plan, and Amended and Restated 1994 Long Term Stock Plan.

(4) All other compensation which is not included in the aforementioned categories. Amounts shown in this column include the following payments for fiscal year 2000: (i) for Mr. Kelly, $1,908 for imputed income under a split-dollar life insurance policy; (ii) for Mr. Smith, $800 for imputed income under a split-dollar life insurance policy; (iii) for Mr. Sasen, $1,446 for imputed income under a split-dollar life insurance policy; (iv) for Mr. Harper, $363 for imputed income under a split-dollar life insurance policy; (v) for Mr. Corless, $173 for imputed income under a split-dollar life insurance policy; (vi) for Mr. Zambetti, $171 for imputed income under a split-dollar life insurance policy; (vii) for Mr. Dell, $800 for imputed income under a split-dollar life insurance policy; and (viii) for Mr. English, $88 for imputed income under a split-dollar life insurance policy.
(5) Mr. Kelly resigned from the positions of Chief Executive Officer and Chairman of the Board of the Company as of October 2, 2000.
(6) Mr. Smith has served as President, Chief Financial Officer, and Secretary of the Company since October 3, 2000. Prior to that date, Mr. Smith served as Executive Vice President, Chief Financial Officer, and Secretary.
(7) Mr. Zambetti resigned from the position of Chief Executive Officer of Diagnostic Imaging, Inc., effective as of February 1, 2001.
(8) Mr. Dell resigned from the positions of Chief Operating Officer of the Company and Chief Executive Officer of the Physician Sales & Service Division as of October 15, 2000.
(9) Pursuant to the terms of a severance agreement between Mr. Zambetti and the Company, 25,000 of the options granted to Mr. Zambetti in the 2001 fiscal year were cancelled.
(10) Mr. Kelly received $993,583 in the 2001 fiscal year in connection with a severance agreement between Mr. Kelly and the Company.
(11) Mr. Zambetti received $480,300 in the 2001 fiscal year in connection with the severance agreement described in footnote (9) above.
(12) Mr. Dell received $381,709 in the 2001 fiscal year in connection with a severance agreement between Mr. Dell and the Company.

Option Grants in Fiscal Year Ended March 30, 2001
-------------------------------------------------

          The following table sets forth summary information concerning individual grants of stock options made during the fiscal year ended March 30, 2001, to each of the executive officers named in the Summary Compensation Table.

                                   Individual Grants
----------------------------------------------------------------------------------------
                                                                                              Potential Realized
                                                                                               Value at Assumed
                                             Percentage                                      Actuarial Rates of
                             Number of     Total Options                                         Stock Price
                             Securities      Granted to                                        Appreciation for
                             Underlying      Employees          Exercise                        Option Term (1)
                              Options        in Fiscal            Price      Expiration    ------------------------
Name                        Granted (#)      Year 2001           ($/Sh)         Date         5% ($)        10% ($)
-----------------------  ---------------  ------------------  ------------  ------------   -----------  -----------
Patrick C. Kelly.....         38,916             1.85%           $ 8.48        04/03/10     $ 207,540      $ 525,947

David A. Smith.......         17,292             0.82              8.48        04/03/10        92,219        233,700
                              50,000             2.38              2.97        11/21/05        41,028         90,661

John F. Sasen, Sr....         17,597             0.84              8.48        04/03/10        93,845        237,822
                              15,000             0.71              2.97        11/21/05        12,308         27,198

Gary A. Corless......          6,216             0.30              8.48        04/03/10        33,150         84,009
                              25,000             1.19              2.97        11/21/05        20,514         45,330

Douglas J. Harper....          6,048             0.29              8.48        04/03/10        32,254         81,738
                              25,000             1.19              2.97        11/21/05        20,514         45,330

Kevin P. English.....          3,959             0.19              8.48        04/03/10        21,113         53,506
                              10,000             0.48              2.97        11/21/05         8,206         18,132

Kirk A. Zambetti.....          8,196             0.39              8.48        04/03/10        43,709        110,768
                              25,000 (2)         1.19              2.97        11/21/05        20,514         45,330

Frederick E. Dell....         17,292             0.82              8.48        04/03/10        92,219        233,700

--------

(1) The dollar amounts reported in the "Potential Realized Value" at "Assumed Actuarial Rates of Stock Price Appreciation" columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stockholder during the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price or value of the Common Stock.

(2) Pursuant to the terms of a severance agreement between Mr. Zambetti and the Company, these 25,000 options granted to Mr. Zambetti in the 2001 fiscal year were cancelled.

Option Holdings as of March 30, 2001
------------------------------------

          The following table sets forth information regarding the value of the unexercised options held by each of the executive officers named in the Summary Compensation Table as of March 30, 2001, based on the market value of the Common Stock on that date:

                       Option Values as of March 30, 2001

                                                            Number of Securities            Value of Unexercised
                                                            Underlying Options at          In-the-Money Options at
                            Shares                             March 30, 2001              March 30, 2001 ($)(1)
                         Acquired on       Value       -------------------------------  -----------------------------
         Name             Exercise(#)    Realized ($)     Exercisable    Unexercisable    Exercisable   Unexercisable
--------------------   --------------  --------------  --------------  ---------------  ------------  ---------------
Patrick C. Kelly....          --             --             834,998          70,635          --           $    --
David A. Smith......          --             --             148,711          85,166          --            74,940
John F. Sasen, Sr...          --             --             172,807          50,995          --            22,482
Gary A. Corless.....          --             --              31,293          36,527          --            37,470
Douglas J. Harper...          --             --              50,518          33,973          --            37,470
Kevin P. English....          --             --              12,900          17,574          --            14,988
Kirk A. Zambetti....          --             --              29,741          39,172          --            37,470
Frederick E. Dell...          --             --             120,738          32,548          --                --

--------
(1) Based upon the closing price of $4.4688 of the Common Stock on the Nasdaq National Market on March 30, 2001.


Employment Agreements
---------------------

          Employment Agreements. The Company has entered into employment
          ---------------------
agreements with Mr. Smith, Mr. Sasen, Mr. Harper, Mr. Corless and Mr. English, which include the terms described below.

          Term. The executive officers' employment agreements are for initial terms of three years, in the case of Messrs. Smith and Sasen, two years, in the case of Messrs. Harper and Corless, and one year, in the case of Mr. English. Thereafter, each agreement automatically extends by one-year on each anniversary of the effective date, unless either party elects not to extend. The agreement of Mr. Smith currently extends to March 4, 2002, and the agreements of Messrs. Sasen, Harper, Corless and English currently extend to April 1, 2002. Upon the occurrence of a change in control (as defined therein) of the Company, the term will automatically extend for a period of three years from that date, in the case of Messrs. Smith and Sasen, and two years, in the case of Messrs. Harper, Corless and English.

          Salary and Benefits. Under the terms of his current employment agreement, each of the executive officers is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company. The current annual salaries of the Executive officers are as follows: Mr. Smith--$403,662; Mr. Sasen--$288,996; Mr. Harper--$258,500; Mr.
Corless--$248,600; and Mr. English--$165,000.

          Termination. Each of the employment agreements may be terminated by the Company at any time with or without "cause" (as defined therein), or by the executive with or without "good reason" (as defined therein). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

          If any of the executive officers is terminated without cause or resigns for good reason, he will be entitled to his accrued salary and benefits through the date of termination, plus a severance amount equal to one times his base salary, in the case of Messrs. Smith and Sasen, or one-half times salary, in the case of Messrs. Harper, Corless and English. The Company will also provide the executive with (i) health insurance coverage following such termination for one year, in the case of Messrs. Smith and Sasen, or six months, in the case of Messrs. Harper, Corless and English, and (ii) reimbursement for outplacement services up to $30,000, in the case of Messrs. Smith and Sasen, or $15,000, in the case of Messrs. Harper, Corless and English. In the event that such termination follows or is in connection with a change of control, in lieu of the benefits described above, the Company will pay the executive (i) his accrued salary and benefits through the date of termination, (ii) a pro rata payment of his annual bonus for the year of termination, and (iii) a severance amount equal to two times his base salary, and will also provide the executive with health insurance coverage for a period of two years and the outplacement service reimbursement described above.

          If any of the executive officers is terminated for cause or if he resigns from the Company without good reason, he will be entitled to his accrued salary through the date of termination, plus a severance amount equal to 30 days' base salary and health insurance coverage for 30 days following such termination. If an executive officer's employment is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply. If an executive officer's employment is terminated by reason of his death, his estate will be entitled to accrued salary and benefits and any death benefits that may apply, plus a lump sum payment equal to 60 days' salary, in the case of Messrs. Smith and Sasen, 45 days' salary, in the case of Messrs. Harper and Corless, or 30 days' salary, in the case of Mr. English.

          Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

          Restrictive Covenants. Each executive officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company's customers or recruit its employees, for a period of 18 months following the termination of his employment or the earlier occurrence of a change of control of the Company.

          Retention Bonuses. Each of the executive officers is a participant in the Company's Officer Retention Bonus Plan, which provides for a retention bonus to be paid to the executive officer, payable 50% on February 1, 2001, 30% on February 1, 2002 and 20% on

February 1, 2003, if the executive is employed by the Company on such dates. The full retention bonuses payable under the bonus plan to Messrs. Smith, Sasen, Harper, Corless and English are $450,000, $350,000, $240,000, $300,000 and
$250,000, respectively.

          Loans Made to Executive Officers. During fiscal years 2000 and 2001,
          --------------------------------
the Company loaned approximately $390,000 to David A. Smith. The loan is also unsecured and bears interest at 6%. The remaining principal amount outstanding as of March 30, 2001, was approximately $275,000. During fiscal years 2000 and 2001, the Company loaned approximately $330,000 to John F. Sasen, Sr., $98,691 of which was loaned pursuant to a promissory note Mr. Sasen executed in favor of the Company. The loans are unsecured and bear interest at 6%. The remaining principal amount outstanding as of March 30, 2001, was approximately $248,000.

          Severance Agreements.
          --------------------

          Patrick C. Kelly. On October 2, 2000, the Board of Directors accepted Patrick C. Kelly's resignation from his positions as Chairman, Chief Executive Officer and a director of the Company. On March 21, 2001, the Company and Mr. Kelly entered into a severance agreement, which modified certain terms of his employment agreement and superceded it, as described below.

          Under the severance agreement, Mr. Kelly agreed to extend the period in which he cannot compete with the Company for an additional nine months until January 1, 2003 (the "Non-Compete Period"), and to broaden the scope of services in which he cannot compete against the Company. In addition, Mr. Kelly agreed to provide consulting services to the Company at the Company's request until January 1, 2003, and released the Company from any claims he may have had against the Company.

          The Company agreed under the severance agreement to provide Mr. Kelly with certain benefits in lieu of those he was entitled to under his employment agreement. Mr. Kelly gave up two years' salary and a $150,000 expense reimbursement owed to him under his employment agreement. The Company agreed to the following: (i) to pay Mr. Kelly $827,000 in cash; (ii) to pay Mr. Kelly's base salary for nine months (six months of which is payable during the last six months of the Non-Compete Period); (iii) to extend his eligibility for Company benefits until June 30, 2003; (iv) to vest and extend the period in which he may exercise his options to buy Company stock; (v) to restructure the loans Mr. Kelly owes to the Company, as set forth below; and (vi) to allow Mr. Kelly to purchase his company car at book value. The Company also granted Mr. Kelly a release from any claims it may have had against him, except those to which Mr. Kelly would not be entitled to indemnification from the Company under the Company's Articles of Incorporation, its by-laws and relevant law.


          In connection with the severance agreement, the Company and Mr. Kelly agreed to modify the terms of a loan the Company made to Mr. Kelly in 1998, which had a principal amount of approximately $2,737,000 as of March 30, 2001. The Company agreed to defer payments of interest due prior to May 2003 until the loan's maturity date in September 2007, and to forgive the principal of the loan if Mr. Kelly dies prior to the maturity date (the loan will be repaid out of proceeds received from a life insurance policy the Company maintains on Mr.

Kelly's life). This loan is unsecured and bears interest at the applicable federal rate for long-term obligations (6.09% at March 30, 2001).


          Also in connection with the severance agreement, Mr. Kelly executed two notes in favor of the Company to establish the repayment terms for advances the Company made to Mr. Kelly in 1999, 2000 and 2001, which in the aggregate amounted to approximately $1,994,000 as of March 30, 2001. Under the first note, which had a principal amount of approximately $997,000 and outstanding interest of approximately $71,000 as of March 30, 2001, Mr. Kelly will pay the Company the principal and all accrued interest in October 2003. This note is secured by 340,000 shares of Company stock Mr. Kelly owns, and bears interest at the applicable federal rate for long-term obligations. Under the second note, which had a principal amount of approximately $997,000 as of March 30, 2001, the principal and the interest that will accrue will become due at the earlier of either Mr. Kelly's death or the surrender of a split-dollar life insurance policy obtained on Mr. Kelly's life, which Mr. Kelly assigned to the Company as collateral. This note also bears interest at the applicable federal rate for long-term obligations.

          Frederick E. Dell. On October 11, 2000, the Company entered into a severance agreement with Frederick E. Dell, the Company's former Chief Operating Officer and the former Chief Executive Officer of the Physician Sales & Service Division. Under the severance agreement, which modified certain terms of his employment agreement and superceded it, Mr. Dell agreed to extend the period in which he cannot compete with the Company until February 1, 2003, and released the Company from any claims he may have had against the Company. The Company agreed under the severance agreement to provide Mr. Dell with certain benefits, including a payment of two years' salary, continuation of medical and certain fringe benefits for one year, a $24,000 auto allowance, reimbursement for up to $15,000 for outplacement services, and the extension of the period in which Mr. Dell may exercise his vested options to purchase Company stock. In lieu of any rights Mr. Dell had under the Company's Retention Bonus Plan, the Company also agreed to pay him, over three years, 50%, 30% and 20%, respectively, of $400,000.

          Kirk A. Zambetti. On February 1, 2001, the Company entered into a severance agreement with Kirk A. Zambetti, the former Chief Executive Officer of Diagnostic Imaging, Inc. Under the severance agreement, which modified certain terms of his employment agreement and superceded it, Mr. Zambetti agreed to provide consulting services to the Company for three months, to extend the period in which he cannot compete with the Company until February 1, 2003, and to release the Company from any claims he may have had against the Company. The Company agreed under the severance agreement to provide Mr. Zambetti with certain benefits, including a payment of one year's salary, continuation of medical benefits for one year, reimbursement for up to $15,000 for outplacement services, reimbursement for up to $10,000 for certain fringe benefits, and the extension of the period in which Mr. Zambetti may exercise certain vested options to purchase Company stock. In lieu of any rights Mr. Zambetti had under the Company's Retention Bonus Plan, the Company also agreed to pay him, over three years, 50%, 30% and 20%, respectively, of $350,000.

                          COMPENSATION COMMITTEE REPORT

          The Compensation Committee is composed of at least three outside directors of the Board who are not employees or former employees of the Company. The Committee is responsible for the approval and oversight of the compensation program for the Company's officers, and periodically engages independent compensation consultants to aid the Committee in its review of the compensation program. The Compensation Committee met six times during the past fiscal year.

          This report to shareholders addresses the Company's compensation policies for the executive officers and its basis for determining the compensation of the President for the past fiscal year.

          Compensation Strategy. The Compensation Committee has reviewed the
          ---------------------
Company's compensation strategy, and in its March 2001 meeting, the Committee decided to retain the services of an independent compensation consultant from Frederic W. Cook & Co., Inc. to assist in their review of the Company's compensation strategy during the 2002 fiscal year. The goals of the executive compensation program are to:

          . enable the Company to attract and retain high quality executives by providing total compensation opportunities and a compensation mix which are at or above the relevant employment market levels, but with modest fixed costs and leveraged incentive opportunities; and

          . motivate executives to act in the best interests of shareholders by providing substantial incentive opportunities to be earned through performance on direct or indirect measures of long-term shareholder value creation.

          Targeted compensation levels are stated below and are followed by a more detailed discussion of each of the three compensation elements:

          . the base salary policy reflects median levels for companies of comparable revenue size;

          . the annual incentive plan award opportunities are targeted at median levels and associated with earnings growth goals. Actual awards are determined based upon how performance compares to such goals; and

          . the long-term incentives that may be earned reflect contributions to shareholder value over the long-term period, both in terms of the absolute growth in value per share of common stock and relative growth compared to a broad sample of companies or a composite index (e.g., Nasdaq National Market).

          Base Salary. In March 2000, the Compensation Committee reviewed the
          -----------
salaries of the Company's executive officers for the 2001 fiscal year. In October 2000, the Committee reviewed Mr. Smith's salary, in connection with his promotion to the position of President of the Company.

          Annual Incentives. With respect to annual incentive compensation, the
          -----------------
Committee has maintained the existing incentive amounts for target awards as a percentage of salary (i.e., 60% for the CEO position, 50% for the other executive officer positions, and 40% for the other corporate officer positions). For the purposes of funding annual incentives, the profit target was established at the beginning of the 2001 fiscal year based on a business plan reviewed and approved by the Compensation Committee. While not to pertain to the CEO or any other named officer to which Code 162(m) might apply, the Compensation Committee has reserved the right to increase or decrease such incentives by as much as 25% based upon the achievement, or lack thereof, of key strategic milestones, such as number and cost of new site openings, acquisitions and growth revenues. However, this right was not utilized this past year.

          While the CEO's annual incentive compensation is based solely upon profit performance results, other corporate staff officers have up to 20% of their incentive opportunity based upon their assessed individual contributions to the Company's success. Incentive amounts listed in the Summary Compensation Table for the named executive officers were paid for results achieved during fiscal year 2001.

          Long-Term Incentives. Under the 1999 Long-Term Incentive Plan and the
          --------------------
1999 Broad-Based Employee Stock Plan, stock options were granted to all officers in fiscal 2001, consistent with the compensation strategy and after applying an award grant methodology for distributing the share allocation established for the year. Under the grant guideline, a set number of shares is annually awarded to officers based upon their respective salaries and tier responsibilities within the Company.

          A performance award program maintained under the Long-Term Incentive Plan provides contingent cash award opportunities to eligible participants based upon the Company's relative total shareholder return results as compared to all other companies on the Nasdaq National Market. In order to receive any payment, the Company must have at least a 60th percentile rank on a total shareholder return basis over a three-year period. A target award may be paid at the 50th percentile, and a scale has been created whereby a maximum award of three times the target may be earned if the Company's total shareholder return results would place it among the top 10% (90th percentile or above) of all Nasdaq National Market companies. The most recently completed performance period under this plan ended on December 31, 2000, and for this performance period no payment was made to the eligible participants.

          New grants under this program have normally been made at the beginning of each calendar year since May 1994, but no grants were made in January 2000 or January 2001. The value of grants, if any, is determined three years later based upon the Company's comparative total shareholder return results.

          Compensation of Chief Executive Officer. Consistent with the
          ---------------------------------------
Compensation Committee's general compensation philosophy for the Company's executives, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent; and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

          The base salary established for Mr. Smith on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors. In accordance with these objectives, upon his promotion to the position of President, the Compensation Committee established Mr. Smith's base salary as $403,662 and did not award him a year-end bonus.

          In recognition of Mr. Smith's extensive past service to the Company, and in an effort to maximize stockholder value by directly linking Mr. Smith's compensation to the achievement of a higher stock price for the Company's common stock, Mr. Smith was granted in the 2001 fiscal year options to purchase (i) 17,292 shares of the Company's Common Stock at an exercise price of $8.48 per share and (ii) 50,000 shares of the Company's Common Stock at an exercise price of $2.97 per share. In order to ensure the continued retention of Mr. Smith into the future, the Company has entered into an employment agreement with him, which contains a compensation package that reflects the Compensation Committee's compensation philosophy and policy, as described above. See "Employment Agreements."

          Other Considerations. The Omnibus Budget Reconciliation Act of 1993
          --------------------
(OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as "performance-based" under Code Section 162(m). The 1999 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent. None of the Company's executive officers received compensation in excess of $1,000,000 in fiscal year 2001.

                                   Respectfully submitted,

                                   The Compensation Committee
                                       Charles R. Scott, Chairman
                                       Clark A. Johnson
                                       Donna C.E. Williamson

                             AUDIT COMMITTEE REPORT

          The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

          Audit Committees play a critical role in the financial reporting system by overseeing and monitoring management's and the independent auditors' participation in the financial reporting process. As such, we are providing this report to shareholders to help inform them of this process and the activities of the Audit Committee in the past year.

          The Audit Committee of the Board of Directors is composed of four non-management directors and the Chairman of the Audit Committee is selected by the Board. All current members meet the experience and independence requirements of the National Association of Securities Dealers as required by Marketplace Rule 4350(d)(2). The Audit Committee has adopted a charter outlining its role and responsibilities, and the Board of Directors re-approved this charter in May 2001. A copy of this charter is attached as Exhibit A to this proxy statement.

          During the fiscal year ending March 30, 2001, the Audit Committee met six times. At each of its meetings, the Committee met with senior members of the Company's management team, the Company's legal counsel and independent auditors. The committee also held private sessions, at each of its meetings, with the Company's independent auditors.


          The Audit Committee recommended to the Board of Directors the engagement of Arthur Andersen LLP as our independent auditors for 2001 and reviewed with the Company's financial mangers and independent auditors, overall audit scope and plans, the results of the external audit examination, evaluations by the independent auditors of the Company's internal controls and the quality of the Company's financial reporting.

          In this context, the Audit Committee hereby reports as follows:

          1. Management has reviewed and discussed the audited financial statements in the Annual Report with the Audit Committee including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

          2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

          3. The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (Independence Discussions with Audit

Committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services as detailed below provided to the Company during the fiscal year ending March 30, 2001 was compatible with the auditor's independence. Fees billed to the Company by Arthur Andersen LLP during the fiscal year ended March 30, 2001 were as follows:

     -------------------------------------------------------------------
      Audit Fees (Annual financial statement audit and         $585,000
      and review of quarterly 10-Q)
     -------------------------------------------------------------------
      Financial Information Systems Design                          $ 0
      and Implementation Fees
     -------------------------------------------------------------------
      All Other Fees                                         $2,919,000
     -------------------------------------------------------------------

          We have been advised by Arthur Andersen LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

          4. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 2001, for filing with the Securities and Exchange Commission.

          In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Committee does not necessarily complete its reviews prior to the Company's public announcement of financial results and necessarily, in it's oversight role, the Committee relies on the work and assurance of the Company's management, which has primary responsibility for financial statements and reports, and of the independent auditors, who in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.


                                      Hugh M. Brown, Chairman
                                      T. O'Neal Douglas, Member
                                      Delores P. Kesler, Member
                                      Charles R. Scott, Member

                                PERFORMANCE GRAPH

          The following performance graph compares the performance of the Common Stock to the Nasdaq National Market Composite index and a line-of-business index of selected peer companies assuming $100 was invested and all dividends, if any, were reinvested. The graph covers the period from March 30, 1996, to the Company's fiscal year ended on March 30, 2001. The Company did not pay dividends during the period covered by this graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     Comparison of Cumulative Total Returns

                             PSS World Medical, Inc.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                          AMONG PSS WORLD MEDICAL, INC.
                    PEER GROUP AND NASDAQ STOCK MARKET (U.S.)

                             [GRAPH APPEARS HERE]

                                                               Cumulative Total Return
                                        -----------------------------------------------------------------
                                           3/28/97       4/3/98       4/2/99       3/31/00      3/30/01

                                          --------      --------     --------     --------     --------
PSS World Medical, Inc.                     $52.53        $90.91       $36.24       $27.40       $18.06
Peer Group                                 $111.68       $167.63      $181.92      $117.78      $205.13
NASDAQ Stock Market (U.S.)                 $113.72       $170.14      $230.60      $423.37      $169.46

--------
(1) The Peer Group is comprised of AmeriSource Health Corp., Baxter International Inc., Bergen Brunswig Corp., Cardinal Health, Inc., Graham-Field Health Products Inc., Henry Schein, Inc., McKesson HBOC, Inc., Moore Medical Corporation, Owens and Minor, Inc. and Patterson Dental Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Please see "Employment Agreements" for descriptions of loans the Company has made to Patrick C. Kelly, the Company's former Chairman, Chief Executive Officer and director, David A. Smith, the Company's President, Chief Financial Officer and Secretary, and John F. Sasen, Sr., the Company's Executive Vice President and Chief Marketing Officer.

                    BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

          The following table reflects the number of shares of Common Stock beneficially owned as of March 30, 2001, by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise noted, the address of the following beneficial owners is 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Also unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                                                     Number of        Percent of
                                  Name                                                 Shares          Total (1)
                                  ----                                    -------------------------  ------------
Patrick C. Kelly (2)....................................................              1,586,633          2.2%
David A. Smith (2)......................................................                341,334           *
John F. Sasen, Sr. (2)..................................................                327,095           *
Gary A. Corless (2).....................................................                 51,909           *
Douglas J. Harper (2)...................................................                 57,060           *
Kevin P. English (2)....................................................                 17,474           *
Kirk A. Zambetti (2)....................................................                 55,669           *
Frederick E. Dell (2)...................................................                331,295           *
Hugh M. Brown (2).......................................................                 90,467           *
T. O'Neal Douglas (2)...................................................                158,368           *
Melvin L. Hecktman (2)..................................................                158,125           *
Clark A. Johnson (2)....................................................                166,822           *
Delores P. Kesler (2)...................................................                166,067           *
Charles R. Scott (2) ...................................................                153,430           *
Donna C.E. Williamson (2)...............................................                124,872           *
All Executive Officers and Directors as a group (15 persons) (2)........              3,786,620          5.3%

--------
*    Less than 1%
(1)  Based upon 71,077,236 shares of Common Stock outstanding as of March 30,
     2001.
(2) Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of March 30, 2001 as follows: Mr. Kelly, 834,998 shares; Mr. Smith, 148,711 shares; Mr. Sasen, 172,807 shares; Mr. Corless, 31,293 shares; Mr. Harper, 50,518 shares; Mr. English, 12,900 shares; Mr. Zambetti, 29,741 shares; Mr. Dell, 120,738 shares; Mr. Brown, 62,367 shares; Mr. Douglas, 98,368 shares; Mr. Hecktman, 131,875 shares; Mr. Johnson, 106,822 shares; Ms. Kesler, 138,067 shares; Mr. Scott, 123,430 shares; Ms. Williamson, 124,872 shares; and executive officers and directors as a group, 2,187,507 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Kelly, 81,883 shares; Mr. Smith, 27,477 shares; Mr. Sasen, 23,422 shares; Mr. Corless, 6,066 shares; Mr. Harper 637 shares; Mr. English 4,122 shares; Mr. Zambetti, 14,450 shares; and all executive officers and directors as a group, 158,057 shares.

PROPOSAL TWO: AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE
                            THE NAME OF THE COMPANY

          The Board of Directors has approved, subject to the approval of the shareholders at the Annual Meeting, the change of the Company's name from "PSS World Medical, Inc." to "____________________", by adopting an amendment to
Article I of the Company's Articles of Incorporation (the "Amendment"). The accompanying proxy, unless otherwise specified, will be voted "FOR" the Amendment.

          The Board of Directors believes it is appropriate to change the name of the Company in order to emphasize the Company's redirection of its strategic goals toward achieving growth and success in the Company's domestic markets, accomplished through the recent sale of its European operations. The Board believes the proposed change in the Company's name will more clearly and effectively communicate the Company's present focus.

          The affirmative vote of the holders of at least a majority of the shares of the Company's common stock represented and entitled to vote at the meeting is required to adopt the Amendment. Article I of the Articles of Incorporation would be amended in its entirety to read as follows:

     The name of the corporation is ______________ (hereinafter referred to as the "Corporation").

          The Amendment will not change any rights in respect of the authorized shares of capital stock of the Company. If approved by the shareholders, the Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Florida, which is anticipated to occur shortly after the Annual Meeting.

          THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending March 29, 2002. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                              SHAREHOLDER PROPOSALS

          Shareholders who wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 2002 Annual Meeting should deliver a written copy of their proposal to the Company no later than March 23, 2002. Proposals should be directed to the Director of Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

                                  OTHER MATTERS

Expenses of Solicitation
------------------------

          The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or other employees of the Company, personally, or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers of the Company and its directors, and persons who beneficially own more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Company.

          Based solely on a review of the reports provided to the Company by the above referenced persons, the Company believes that as of the date of this Proxy Statement, all filing requirements applicable to its reporting officers, directors and beneficial owners of greater than ten percent were properly and timely complied with.

Multiple Shareholders Sharing One Address
-----------------------------------------

          In some instances, the Company may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and one copy of the Company's Annual Report for the fiscal year ended March 30, 2001. If requested by phone or in writing, the Company will promptly provide a separate copy of the proxy statement or the Annual Report, or both, to a shareholder sharing an address with another shareholder. Requests by phone should be made to Richard Hansen at (904) 332-3000, and requests in writing should be sent to the attention of Director of Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address above.

Miscellaneous
-------------

          Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in their sole discretion on such matters.

                                    Exhibit A

                             PSS/WORLD MEDICAL, INC.
                             AUDIT COMMITTEE CHARTER


          The Audit Committee is appointed by the Board of Directors (Board) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

          The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The Audit Committee shall be appointed by the Board of Directors and will consist of at least three members. The Chairman of the Audit Committee will be appointed by the Board.

          The Audit Committee will meet at least four times per year, with the authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting in person, or via tele- or video-conference. Meeting agendas will be prepared and provided in advance to members along with appropriate briefing materials. Minutes of the meetings will be prepared and distributed.

          The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

          The Audit Committee shall make regular reports to the Board of Directors about committee activities, issues and related recommendations. The Committee shall provide an open avenue of communication between internal audit, the independent auditors and the Board.

     The Audit Committee shall:

     1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the full Board of Directors for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgements made in connection with the preparation of the Company's financial statements.

     4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

     5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, the internal auditors or management.

     7. Recommend to the Board of Directors the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board which, as representatives of the shareholders, have the ultimate authority and responsibility for the selection, evaluation, and where appropriate, replacement of the outside auditor (or the nomination of the outside auditor to be proposed for shareholder approval in the Company's proxy statement).

     8.  Approve the fees to be paid to the independent auditor.

     9. Receive periodic formal, written reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

     10. Evaluate together with the Board of Directors the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     11. Review the appointment and replacement of the senior internal auditing executive.

     12. Review the significant reports to management prepared by the internal auditing department and management's responses.

     13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

     16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

         a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         b. Any changes required in the planned scope of the internal audit.

         c. The Internal Audit Department responsibilities, budget and staffing.

     17. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     18. Advise the Board of Directors with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

     19. Review with the Company's legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     20. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     21. Review the effectiveness of the internal audit function, including compliance with the Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.

     22. Institute and oversee special investigations as needed. It is not the duty of the Audit Committee to conduct such investigations.

     23. Confirm annually that all responsibilities outlined in this charter have been carried out.

     24. Evaluate the Committee's performance on a regular basis.

     25. Report, as required, to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule.


          While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                             PSS World Medical, Inc.

          This Proxy is Solicited on Behalf of the Board of Directors.

          The undersigned hereby appoints David A. Smith and Clark A. Johnson as Proxies, each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of PSS World Medical, Inc. (the "Company") held of record by the undersigned on July 2, 2001, at the Annual Meeting of Shareholders to be held on August 23, 2001.

1.   ELECTION OF DIRECTORS

     [_]  FOR all nominees listed below        [_] WITHHOLD AUTHORITY to vote
          (except as marked to the contrary        for all nominees listed below
          below)

            Melvin L. Hecktman, Delores P. Kesler and David A. Smith

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

--------------------------------------------------------------------------------

2.   AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE COMPANY'S NAME

          [_]  FOR           [_]  AGAINST            [_]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

             (Continued and to be dated and signed on reverse side)

                             PSS World Medical, Inc.
                         Annual Meeting of Shareholders
                                 August 23, 2001

                           (continued from other side)

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR LISTED ABOVE AND "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

          Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dated: ___________________, 2001    _____________________________________
                                    Signature



                                    _____________________________________
                                    Signature



                                    _____________________________________
                                    Title(s)



                                    If a corporation, please sign in full
                                    corporate name by President or other
                                    authorized officer. If a partnership, please sign in partnership name by authorized person.